Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 10 DATED JANUARY 28, 2015
TO THE PROSPECTUS DATED AUGUST 12, 2014

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated August 12, 2014, as supplemented by supplement no. 1 dated August 25, 2014, supplement no. 2 dated September 8, 2014, supplement no. 3 dated September 22, 2014, supplement no. 4 dated October 14, 2014, supplement no. 5 dated November 14, 2014, supplement no. 6 dated November 20, 2014, supplement no. 7 dated January 5, 2015, supplement no. 8 dated January 7, 2015 and supplement no. 9 dated January 14, 2015. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the status of the offering.
Status of the Offering
We commenced our initial public offering of 180,000,000 shares of common stock on August 12, 2014. On January 7, 2015 we broke escrow with respect to subscriptions received from all states where we are conducting this offering, except for New York, Pennsylvania and Washington, which have minimum offering amounts of $2.5 million, $50.0 million and $40.0 million, respectively. As of January 26, 2015, we had accepted aggregate gross offering proceeds of $2.5 million related to the sale of 263,948 shares of stock, all of which were sold in the primary offering. Accordingly, we have met the minimum offering amount required for us to accept subscriptions from New York investors.
Subscribers from New York and all other states where we are conducting this offering, other than Pennsylvania and Washington, should make their checks payable to “KBS Strategic Opportunity REIT II, Inc.” Until we have raised $50.0 million and $40.0 million, respectively, including from persons affiliated with us and our advisor, Pennsylvania and Washington investors should continue to make their checks payable to “UMB Bank, N.A., as Escrow Agent for KBS Strategic Opportunity REIT II, Inc.”

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